EXHIBIT 3.1

                             STATE OF DELAWARE
                        OFFICE OF THE SECRETARY OF STATE

I, EDWARD J. FREEL, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF DESIGNATION OF "RAMTRON INTERNATIONAL CORPORATION", FILED IN THIS OFFICE ON THE EIGHTEENTH DAY OF JUNE, A.D. 1997, AT 9 O'CLOCK A.M.

A CERTIFIED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS FOR RECORDING.

                                                       /S/  Edward J. Freel
                                                       -----------------------
                                           Edward J. Freel, Secretary of State

                                                      AUTHENTICATION: 8523427
                                                             DATE:  06-23-97

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 6/18/97
971201530-2026110

                           CERTIFICATE OF ELIMINATION
                                       OF
                    SERIES C CONVERTIBLE PERFORMANCE RIGHT
                                PREFERRED STOCK
                                       OF
                       RAMTRON INTERNATIONAL CORPORATION


            Pursuant to Section 151 of the General Corporation
                        Law of the State of Delaware


RAMTRON INTERNATIONAL CORPORATION (hereinafter called the "Corporation"), a Delaware corporation, does hereby certify:

THAT, pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Corporation, and pursuant to the provisions of Section 151 of the Delaware Corporation Law, said Board of Directors, at a meeting held on May 29, 1997, duly adopted the following resolutions cancelling the designation of the Series C Convertible Performance Right Preferred Stock and all such previously designated preferred stock shall from this date forward be treated as authorized but unissued preferred stock with no specific designation.

RESOLVED that none of the authorized shares of Series C Convertible Performance Right Preferred Stock of the Company is outstanding;

FURTHER RESOLVED that none of the authorized shares of Series C Convertible Performance Right Preferred Stock will be issued subject to the Certificate of Designations, Preferences, Rights and Limitations of Series C Convertible Performance Right Preferred Stock filed with the Delaware Secretary of State on December 10, 1993 with respect to the Series C Convertible Performance Right Preferred Stock;

FURTHER RESOLVED that the Company's officers are hereby authorized and directed to execute and file with the Delaware Secretary of State a Certificate pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purposes of eliminating from the Certificate of Incorporation of the Company all references to the Series C Convertible Performance Right Preferred Stock; and

FURTHER RESOLVED that the Company's officers are hereby authorized and directed to perform any acts, including the payment of any and all expenses, and to execute and deliver any and all documents that they deem necessary or appropriate to carry out all of the foregoing resolutions.

IN WITNESS WHEREOF, Ramtron International Corporation has caused this Certificate of Elimination of Series C Convertible Performance Right Preferred Stock to be duly executed by the undersigned this 9th day of June 1997.


RAMTRON INTERNATIONAL CORPORATION

/S/ L. David Sikes
------------------------------------
L. David Sikes
Chairman and Chief Executive Officer

ATTEST:

/S/ Richard L. Mohr
-----------------------------------
Richard L. Mohr
Secretary